Exhibit 10.5

April 10, 2012

Mr. Dominique Petitgenet
690 Wednesbury Road
Alpharetta, GA 30022

Dear Dominique:

Thank you for your interest regarding career opportunities at Immucor. We believe that your background and experience represent a compelling match with our needs and would like to tender an offer of employment to you.

Your position will be Vice President and Chief Financial Officer reporting to Bill Hawkins, CEO. Your expected start date is March 1, 2012.  Your starting rate of compensation will be $14,423.08 per pay period, which is equivalent to an annual amount of $375,000. Your first payroll will be determined by your start date and be prorated accordingly as Company employees are paid bi-weekly.

This position is an eligible position for the Company’s Annual Management Bonus Plan which is based on company financial performance and individual performance. You will participate in the FY2012 plan (Fiscal Year ending May 31, 2012) on a prorated basis. The targeted payout percentage for this bonus is 50% of your base compensation and payouts can range from 0% to 100% of your compensation and payment is made once approval is obtained from the Company’s Compensation Committee.

In addition you will be eligible to receive the following incentive cash payments per the schedule below:

June 30, 2012                          $150,000
June 30, 2013                          $150,000
June 30, 2014                          $150,000

These incentive payments will only be made if you are actively employed as of each date listed above. In the event you voluntarily leave Immucor within any 12 month period following any payment you agree to repay to Immucor the net amount of the last payment made to you; on a prorated basis. For example, if you receive a net amount of $120,000 and you voluntarily leave Immucor six months after receipt of this payment then you shall repay Immucor $60,000.

You are also eligible to receive 20,000 stock options from the IVD Holdings, Inc Equity Plan. You will receive separate documents that outline the terms and conditions of those grants. This position will be a covered position under the Immucor 2011 Key Employee Severance Plan and you shall receive the benefits under that Plan in accordance with that Plan. In addition, in the event your employment is terminated by Immucor without cause, we agree to cover reasonable costs to repatriate you and your family back to France; including but not limited to, shipment by a reputable international company your household goods. Also, we agree to pay shipment of all your household goods for your upcoming intrastate move.

In addition to your compensation, you will be eligible to participate in our comprehensive benefits package at the first of the month after 30 days of employment. This package includes medical, dental, life and disability insurance.  A description of these plans is attached to this letter.

Page 2.

You will be eligible to accrue up to 25 PTO (paid time off) days per year in accordance with the Company’s time off policies.  We agree to reimburse you up to $5,000 for legal fees paid in connection with the acceptance of this offer of employment

This offer of employment, if not previously accepted by you, will expire five days from the date of this letter. In addition, your employment is contingent upon your ability to successfully demonstrate your ability to be approved to work in the United States.

Indicate your response to our offer of employment by completing the acknowledgment section, including signature, and faxing this offer to 770 242-8930. Please bring the original with you on your initial day of employment.

Dominique, we greatly look forward to having you join our Company and become a member of our team. Please note that this letter merely confirms our offer of employment and does not constitute an employment contract for any specific period of time. Should you have any questions about starting with the Company, please do not hesitate to contact me. I am looking forward to working with you.

Sincerely,

/s/ Daniel F. Swaine

Daniel F. Swaine SPHR
Vice President, Worldwide Human Resources
Immucor, Inc.

Acknowledgment

In response to the within offer of employment (INITIAL ONE ONLY):

x	I accept the within offer of employment

I do not accept the within offer of employment

/s/ Dominique Petitgenet
Your Signature